                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                             PURSUANT TO RULE 13d-2.


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 NexPrise, Inc.
                                (Name of Issuer)

                         Common Stock, $0.0002 par value
                         (Title of Class of Securities)

                                   163595 10 1
                                 (CUSIP Number)

                                December 31, 2001
             (Date of Event Which Requires Filing of this Statement)

     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[ ]     Rule 13d-1(b)

[ ]     Rule 13d-1(c)

[X]     Rule 13d-1(d)



____________________

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the"Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 163595 10 1              13G                       Page 2 of 5 Pages


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS
 1    (ENTITIES ONLY)

      CMG@Ventures II, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                              (a) [_]
                                                                (b) [_]
 ------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            0 shares

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0 shares
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             0 shares

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0 shares
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      0 shares
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [_]
10    (See Instructions)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      0%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12
      OO

------------------------------------------------------------------------------

CUSIP NO. 163595 10 1             13G                         Page 3 of 5 Pages



Item 1(a).    Name of Issuer:

     NexPrise, Inc.

Item 1(b).    Address of Issuer's Principal Executive Offices:

     1500 Plymouth St., Mountain View, CA 94043

Item 2(a).    Name of Person Filing:

     CMG@Ventures II, LLC

Item 2(b).    Address of Principal Business Offices or, if None, Residence:

     100 Brickstone Square, Andover, MA  01810

Item 2(c).    Citizenship:

     Delaware

Item 2(d).    Title of Class of Securities:

     Common Stock, $.0002 par value

Item 2(e).    CUSIP Number:

     163595 10 1

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a)  [_]      Broker or dealer registered under Section 15 of the Exchange
                   Act.

     (b)  [_]      Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]      Insurance company as defined in Section 3(a)(19) of the
                   Exchange Act.

     (d)  [_]      Investment company registered under Section 8 of the
                   Investment Company Act.

     (e)  [_]      An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E).

     (f)  [_]      An employee benefit plan or endowment fund in accordance with
                   Rule 13d-1(b)(1)(ii)(F).

     (g)  [_]      A parent holding company or control person in accordance with
                   Rule 13d-1(b)(1)(ii)(G).

     (h)  [_]      A savings association as defined in Section 3(b) of the
                   Federal Deposit Insurance Act.

     (i)  [_]      A church plan that is excluded from the definition of an
                   investment company under Section 3(c)(14) of the Investment
                   Company Act.

     (j)  [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP NO. 163595 10 1              13G                       Page 4 of 5 Pages

Item 4.   Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

     0 shares

     (b)  Percent of class:

     0%

     (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote:

                0 shares

          (ii)  Shared power to vote or to direct the vote:

                0 shares

          (iii) Sole power to dispose or to direct the disposition of:

                0 shares

          (iv)  Shared power to dispose or to direct the disposition of:

                0 shares

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     Not applicable.

Item 8.   Identification and Classification of Members of the Group.

     Not applicable.


Item 9.   Notice of Dissolution of Group.

     Not applicable.

Item 10.  Certifications.

     Not applicable.

CUSIP NO. 163595 10 1                13G                      Page 5 of 5 Pages


                                   SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                    CMG@VENTURES II, LLC

Dated:  February 14, 2002           /s/ David S. Wetherell
                                    --------------------------
                                    By:  David S. Wetherell
                                    Title:  Managing Member